Exhibit 21.1

LIST OF SUBSIDIARIES OF SOLTA MEDICAL, INC.

A DELAWARE CORPORATION

Subsidiaries	Jurisdiction
Reliant Technologies, LLC	Delaware
Solta Medical International, Inc.	Delaware
Reliant Medical Lasers, Inc.	California
Reliant Medical Lasers, LLC	California
Aesthera Corporation	California
CLRS Technology Corporation	California
Liposonix, Inc.	California
Reliant Technologies Kabushiki Kaisha	Japan
Solta Medical Kabushiki Kaisha	Japan
Solta Medical International BV	Netherlands
Solta Medical Australia Proprietary Limited	Australia
Solta Medical International Limited	Hong Kong
Solta Medical Singapore Private Limited	Singapore
Solta Medical UK Limited	UK